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                                                                    EXHIBIT 99.1

BLUE VALLEY BAN CORP                                   NEWS RELEASE
11935 Riley
Overland Park, Kansas  66225-6128       CONTACT:       Mark A. Fortino
                                                       Chief Financial Officer
                                                       (913) 338-1000

For Immediate Release Friday, April 14, 2006

            BLUE VALLEY BAN CORP REPORTS FIRST QUARTER 2006 EARNINGS

Overland Park, Kansas, April 14, 2006 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $1.3 million, or fully-diluted earnings per share (EPS) of $0.55 for the first quarter of 2006, compared to net income of $796,000, or $0.34 per share for the same period in 2005.

"During the first quarter of 2006, our net interest margin continued to climb, reaching a level that we have not seen for several years but a level that we consider closer to normal for the Company when looking at our historical performance. However, higher interest rates and competition had an adverse impact on our loans held for sale fee income during the quarter" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the first quarter of 2006, net interest income increased 32.2% to $6.6 million compared to $5.0 million for the same period in the prior year, primarily due to expansion of our net interest margin resulting from higher interest rates. Noninterest income decreased 27.8% to $2.0 million during this period from $2.8 million in the prior year. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Income resulting from lower mortgage origination volume. Noninterest expense remained virtually unchanged at $6.4 million compared to the prior year period.

Total assets, loans and deposits at March 31, 2006 were $705.7 million, $529.0 million and $532.1 million, respectively, compared to $684.6 million, $521.0 million and $533.3 million one year earlier, respectively, increases of 3.1% and 1.5% for total assets and loans, respectively, and a 0.2% decrease for deposits.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.

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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                              BLUE VALLEY BAN CORP
                               FIRST QUARTER 2005
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                   (unaudited)

Three Months Ended March 31         2006          2005
------------------------------   -----------   ----------
Net interest income              $     6,605   $    4,995
Provision for loan losses                 75          155
Non-interest income                    2,027        2,807
Non-interest expense                   6,446        6,361
Net income                             1,317          796
Net income per share - Basic            0.56         0.34
Net income per share - Diluted          0.55         0.34
Return on average assets                0.77%        0.48%
Return on average equity               11.40%        7.70%

At March 31
Assets                           $   705,682   $  684,643
Mortgage loans held for sale          20,598       44,745
Loans                                529,004      520,953
Deposits                             532,052      533,315
Stockholders' Equity                  47,742       42,179